CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Northern Lights Variable Trust and to the use of our report dated February 15, 2022 on the financial statements and financial highlights of 7Twelve Balanced Portfolio, a series of shares of beneficial interest in Northern Lights Variable Trust. Such financial statements and financial highlights appear in the December 31, 2021 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

April 14, 2022